Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT (the “Amendment”) to the Employment Agreement is made this 27th day of March 2018, by and between MKS Instruments, Inc., a Massachusetts Corporation (“MKS”), and Gerald G. Colella of Seabrook, New Hampshire (the “Executive”).

WHEREAS, MKS and the Executive are parties to an employment agreement dated October 22, 2013 (the “Employment Agreement”); and

WHEREAS, MKS and the Executive wish to modify certain provisions of the Executive’s Supplemental Retirement Benefits described in Appendix A to the Employment Agreement;

NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt whereof are hereby acknowledged, the parties agree as follows:

1.    Effective as of the date of this Amendment, Section 2.1 of Appendix A to the Employment Agreement is deleted and replaced with the following:

2.1     “Actuarially Equivalent” means a benefit of equivalent value to another benefit, determined on the following basis:

Interest Rate: Interest rate shall be fixed at 2.61 percent per annum; and

Mortality: The most recent “applicable mortality table” prescribed by Section 417(e)(3)(A)(ii) of the Internal Revenue Code (or a successor provision determined by the Corporation).

2.    Except as modified in paragraph 1 above, the Employment Agreement, including the Executive’s Supplemental Retirement Benefits described in Appendix attached thereto, remains unchanged.

In witness whereof, the parties hereto have executed, in the Commonwealth of Massachusetts, this Amendment as a sealed instrument, as of the day, month and year first written above.

MKS INSTRUMENTS, INC.

By:	/s/ John R. Bertucci
Chairman of the Board of Directors

/s/ Gerald G. Colella
Gerald G. Colella